UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 6)

Vistra Corp.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

92840M102
(CUSIP Number)

December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS
Brookfield Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, HC

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
BAM Partners Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Solely in its capacity as the sole owner of Class B Voting Shares of BAM. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Brookfield Holdings Canada Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Brookfield Private Equity Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Brookfield US Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Brookfield Private Equity Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Brookfield Private Equity Direct Investments Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Brookfield Capital Partners Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Brookfield Private Funds Holdings Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Brookfield Canada Adviser, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Brookfield Private Equity Group Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,740 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,740 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,740 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)  Consists of shares of the Issuer’s Common Stock directly held by the Brookfield Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Brookfield Titan Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
252

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
252

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
252

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
BCP Titan Sub-Aggregator, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
181

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
181

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
181

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-AC, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
10

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-FN, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-ICG, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-LB, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Titan Co-Investment-RBS, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,292

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,292

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,292

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Calculated based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 7, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

1	NAMES OF REPORTING PERSONS
Oaktree Capital Group Holdings GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	NAMES OF REPORTING PERSONS
Oaktree Capital Group, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1	NAMES OF REPORTING PERSONS
Atlas OCM Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1	NAMES OF REPORTING PERSONS
Oaktree Capital Management GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1	NAMES OF REPORTING PERSONS
Oaktree Capital Management, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1	NAMES OF REPORTING PERSONS
Oaktree Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1	NAMES OF REPORTING PERSONS
OCM Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1	NAMES OF REPORTING PERSONS
Oaktree Capital I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1	NAMES OF REPORTING PERSONS
Oaktree Fund GP I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	NAMES OF REPORTING PERSONS
Oaktree Fund GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund X Holdings (Delaware), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund VIIIb Delaware, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund Xb Holdings (Delaware), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	NAMES OF REPORTING PERSONS
Oaktree Huntington Investment Fund II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	NAMES OF REPORTING PERSONS
Oaktree Huntington Investment Fund II, L.P. – Class C

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	NAMES OF REPORTING PERSONS
Oaktree Huntington Investment Fund II GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund IX (Parallel 2), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund IX, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund IX GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1	NAMES OF REPORTING PERSONS
Oaktree Opportunities Fund IX GP, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

Item 1.

(a)	Name of Issuer. Vistra Corp.

(b)	Address of Issuer's Principal Executive Offices

6555 Sierra Drive
Irving, Texas 75039

Item 2.

(a).	This statement is being filed jointly by each of the following persons (each a “Reporting Person”) by Brookfield Corporation (“BAM”), as the designated filer:

(1)	Brookfield Titan Holdings LP (“Titan Holdings”), in its capacity as a direct owner of Common Stock;
(2)	BCP Titan Sub Aggregator, L.P. (“Sub Aggregator”), in its capacity as a direct owner of Common Stock;
(3)	Titan Co-Investment-AC, L.P. (“Titan AC”), in its capacity as a direct owner of Common Stock;
(4)	Titan Co-Investment-FN, L.P. (“Titan FN” ), in its capacity as a direct owner of Common Stock;
(5)	Titan Co-Investment-ICG, L.P. (“Titan ICG”), in its capacity as a direct owner of Common Stock;
(6)	Titan Co-Investment-LB, L.P. (“Titan LB”), in its capacity as a direct owner of Common Stock;
(7)	Titan Co-Investment-RBS, L.P. (“Titan RBS” and together with Titan AC, Titan FN, Titan ICG and Titan LB, the “Titan Vehicles”);
(8)	Titan Co-Investment GP, LLC (“Titan Co-Invest”), in its capacity as general partner to each of the Titan Vehicles;
(9)	Brookfield Private Equity Group Holdings LP (“BPEGH”), as a limited partner of Titan Holdings and each of the Titan Vehicles;
(10)	Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P.(“BAMPIC”), in its capacity as indirect owner of Sub-Aggregator;
(11)	Brookfield Canada Adviser, LP (“BCA”), in its capacity as limited partner of BAMPIC;
(12)	Brookfield Private Funds Holdings Inc. (“BPFH”), in its capacity as limited partner of BCA;
(13)	Brookfield Holdings Canada Inc. (“BHC”), in its capacity as indirect shareholder of BUS (as defined below) and indirect owner of OGC (as defined below);
(14)	Brookfield Capital Partners Ltd. (“BCPL”), in its capacity as indirect owner of Sub-Aggregator;
(15)	Brookfield Private Equity Direct Investments Holdings LP (“BPE DIH”), in its capacity as the limited partner of Titan Holdings;
(16)	Brookfield Private Equity Holdings LLC (“BPEH”), in its capacity as the member of Titan Co-Invest;
(17)	Brookfield US Inc. (“BUS”), in its capacity as the member of BPEH;
(18)	Brookfield Private Equity Inc. (“BPE”), in its capacity as the general partner of BPE DIH and BPEGH;
(19)	BAM Partners Trust (“BPT”), in its capacity as the sole owner of Class B Limited Voting Shares of BAM;
(20)	BAM, in its capacity as the shareholder of each of BHC and BPE and in its capacity as the indirect owner of the class A units of OCG and Atlas OCM;

(21)	Oaktree Huntington Investment Fund II, L.P. (“OAK HIF II”), in its capacity as a direct owner of Common Stock;
(22)	Oaktree Huntington Investment Fund II, L.P. – Class C (“OAK HIF II Class C”), in its capacity as a direct owner of Common Stock;
(23)	Oaktree Huntington Investment Fund II GP, L.P. (“OAK HIF II GP”), in its capacity as general partner of OAK HIF II and OAK HIF II Class C;
(24)	Oaktree Opportunities Fund IX (Parallel 2), L.P. (“OAK Fund IX Parallel 2”), in its capacity as a direct owner of Common Stock;
(25)	Oaktree Opportunities Fund IX, L.P. (“OAK Fund IX”), in its capacity as a direct owner of Common Stock;
(26)	Oaktree Opportunities Fund IX GP, L.P. (“OAK Fund IX GP”), in its capacity as general partner of OAK Fund IX and OAK Fund IX Parallel 2;
(27)	Oaktree Opportunities Fund IX GP Ltd. (“OAK Fund IX Ltd.”), in its capacity as general partner of OAK Fund IX GP.
(28)	Oaktree Opportunities Fund X Holdings (Delaware), L.P. (“OAK Fund X”), in its capacity as a direct owner of Common Stock;
(29)	Oaktree Opportunities Fund Xb Holdings (Delaware) (“OAK Opps Xb”), in its capacity as a direct owner of Common Stock;
(30)	Oaktree Opportunities Fund VIIIb Delaware, L.P. (“OAK Fund VIIIb”), in its capacity as a direct owner of Common Stock;
(31)	Oaktree Fund GP, LLC (“OAK GP”), in its capacity as general partner of OAK HIF II GP, OAK Fund X, OAK Opps Xb, and OAK Fund VIIIb;
(32)	Oaktree Fund GP I, L.P. (“OAK GP I”), in its capacity as managing member of OAK GP;
(33)	Oaktree Capital I, L.P. (“OAK Capital”), in its capacity as general partner of OAK GP I;
(34)	OCM Holdings I, LLC (“OCM I”), in its capacity as general partner of OAK Capital;
(35)	Oaktree Holdings, LLC (“Oaktree Holdings”), in its capacity as managing member of OCM I;
(36)	Oaktree Capital Management, LLC (“OCM”), in its capacity as manager to Fund IX;
(37)	Oaktree Capital Management GP, LLC (“OCM GP”), in its capacity as general partner of OCM;
(38)	Atlas OCM Holdings, LLC (“Atlas”), in its capacity as manager of OCM GP;
(39)	Oaktree Capital Group, LLC (“OCG”), in its capacity as managing member of OCM Holdings and general partner of Atlas;
(40)	Oaktree Capital Group Holdings GP, LLC (“OCGH”), in its capacity as the indirect owner of the class B units of each of OCG.

“Brookfield Investment Vehicles” means Titan AC, Titan FN, Titan ICG, Titan LB and Titan RBS (collectively, the “Titan Vehicles”), Titan Holdings, and Sub Aggregator.

“Oaktree Investment Vehicles” means OAK HIF II, OAK HIF II – Class C, OAK Fund IV Parallel 2, OAK Fund IX, OAK Fund X, OAK Opps Xb and OAK Fund VIIIb.

“Oaktree Entities” means the Oaktree Investment Vehicles, OAK HIF II GP, OAK GP I, OAK Fund IX GP, OAK Fund IX Ltd., OAK GP, OAK GP I, OAK Capital, OCM I, Oaktree Holdings, OCM, OCM GP, Atlas, OCG and OCGH.

“Investment Vehicles” means the Brookfield Investment Vehicles and the Oaktree Investment Vehicles, collectively.

*Attached as Exhibit 4 is a copy of an agreement among the Reporting Persons that this Amendment No. 6 to Schedule 13G (this “Statement”) is being filed on behalf of each of them.

(b).	Address of Principal Business Office or, if none, Residence

The address of each of BAM, BPE, BPE DIH, BCPL, BHC, BPFH, BCA, BAMPIC and BPEGH is:

Brookfield Place
181 Bay Street, Suite 330
Toronto, Ontario, Canada, M5J 2T3

The address of each of the Titan Vehicles, Titan Co-Invest, BPEH and BUS is:

Brookfield Place
250 Vesey Street, 15th Floor
New York, NY 10281

The address of each of the Oaktree Entities is:

333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

(c)	Citizenship. See Row 4 of each of the cover pages to this Statement, incorporated herein by reference.

(d)	Title of Class of Securities. Common Stock, par value $0.01 per share

(e)	CUSIP Number. 92840M102

Item 3.	Not applicable.

Item 4.	Ownership

(a)(b)(c)	Amount beneficially owned:

All calculations of percentages of beneficial ownership in this Item 4 and elsewhere in this Statement are based on 357,552,337 shares of the Issuer’s Common Stock outstanding as of November 2, 2023, as provided in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (the “Outstanding Shares”).

As of December 31, 2023, the Brookfield Investment Vehicles collectively owned 1,740 shares of Common Stock, or less than 0.01% of the Outstanding Shares, each of which directly held and beneficially owned the shares of Common Stock indicated in the following table:

Investment Vehicle	Sole Voting and Dispositive Power	Shared Voting and Dispositive Power	Aggregate Beneficial Ownership	Percentage of Outstanding Shares
Titan Sub-Aggregator	181	0	181	Less than 0.01%
Titan Holdings	252	0	252	Less than 0.01%
Titan AC	10	0	10	Less than 0.01%
Titan FN	1	0	1	Less than 0.01%
Titan ICG	3	0	3	Less than 0.01%
Titan LB	1	0	1	Less than 0.01%
Titan RBS	1,292	0	1,292	Less than 0.01%

As of December 31, 2023, the Oaktree Vehicles collectively owned 0 shares of Common Stock, or 0% of the Outstanding Shares.

Each of (i) BPE DIH, as a limited partner of Titan Holdings, (ii) BPEGH, as a limited partner of Titan Holdings and each of the Titan Vehicles, (ii) BPE, as the general partner of BPE DIH and BPEGH, (iii) Titan Co-Invest, as the general partner of each of the Titan Vehicles, (iv) BPEH, as a member of Titan Co-Invest, (v) BUS, as a member of BPEH, (vi) BHC, as indirect shareholder of BUS Inc., (vii) BAM, as limited partner of BPE and shareholder of BHC, (viii) BPT, as sole owner of Class B Limited Voting Shares of BAM, (ix) BCPL and BAMPIC, as indirect owner of Sub-Aggregator, (x) BCA, as limited partner of BAMPIC, (xi) BPFH, as limited partner of BCA, and (xii) BHC, as shareholder of BPFH, may be deemed to share with the Titan Vehicles beneficial ownership of their shares of Common Stock.

Each of (i) OCG as the managing member of Oaktree Holdings and (ii) Oaktree Holdings as the managing member of  OCM I may be deemed to share with OAK HIF II GP, OAK Fund IX GP Ltd., OAK Fund X, OAK Opps Xb and OAK Fund VIIIb beneficial ownership of their shares of Common Stock.

Each of (i) Atlas as manager of OCM GP and (ii) OCM GP as the general partner of OCM may be deemed to share with OAK Fund IX GP, OAK Fund IX Parallel 2 and OAK Fund IX beneficial ownership of its shares of Common Stock.

Following the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of March 13, 2019, by and among OCG, BAM and other parties thereto, as reported by OCG on a Current Report on Form 8-K, dated October 4, 2019, BAM and certain of its affiliates may be deemed to beneficially own any securities of the Issuer held by the Oaktree Entities.

Pursuant to Rule 13d-4 of the Act, the filings by the Reporting Persons of this Amendment No. 6 to Schedule 13G does not constitute, and should not be construed as, an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act, the beneficial owner of any securities covered by this Statement except to the extent of such person’s pecuniary interest in the shares of Common Stock, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of information provided by another Reporting Person.

Clients of certain of the Reporting Persons have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of securities held in their accounts. No such client is known to have such right or power with respect to more than 5% of the class of securities to which this report relates.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the SecurityBeing Reported on by the Parent Holding Company or Control Person

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2024

BROOKFIELD CORPORATION

	By:	/s/ Swati Mandava

	Name:	Swati Mandava
	Title:	Managing Director

BROOKFIELD CANADA ADVISER, LP

By: Brookfield Private Funds Holdings Inc., its general partner:

	By:	/s/ Kathy Sarpash

	Name:	Kathy Sarpash
	Title:	Managing Director

BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER (CANADA), L.P.

By: Brookfield Private Funds Holdings Inc., its general partner:

	By:	/s/ Kathy Sarpash

	Name:	Kathy Sarpash
	Title:	Managing Director

BAM PARTNERS TRUST

	By:	/s/ Kathy Sarpash

	Name:	Kathy Sarpash
	Title:	Authorized Signatory

BROOKFIELD PRIVATE EQUITY HOLDINGS LLC

	By:	/s/ Rachel Arnett

	Name:	Rachel Arnett
	Title:	Vice President

TITAN CO-INVESTMENT GP, LLC

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

BROOKFIELD TITAN HOLDINGS LP

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

TITAN CO-INVESTMENT-AC, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

TITAN CO-INVESTMENT-FN, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

TITAN CO-INVESTMENT-ICG, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

TITAN CO-INVESTMENT-LB, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

TITAN CO-INVESTMENT-RBS, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

BCP TITAN SUB AGGREGATOR, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

BROOKFIELD US INC.

By:	/s/ Kathy Sarpash

Name:	Kathy Sarpash
Title:	Secretary

BROOKFIELD PRIVATE FUNDS HOLDINGS INC.

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Managing Director

BROOKFIELD HOLDINGS CANADA INC.

By:	/s/ Kathy Sarpash

Name:	Kathy Sarpash
Title:	Managing Director and Secretary

BROOKFIELD PRIVATE EQUITY INC.

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Director

BROOKFIELD PRIVATE EQUITY DIRECT INVESTMENTS HOLDINGS LP

By: Brookfield Private Equity Inc., its general partner:

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Director

BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Director

BROOKFIELD PRIVATE EQUITY GROUP HOLDINGS LP

By: Brookfield Private Equity Inc., its general partner:

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Director

OAKTREE CAPITAL MANAGEMENT, LP

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND IX, L.P.
OAKTREE OPPORTUNITIES FUND (PARALLEL 2), L.P.

By: Oaktree Opportunities Fund IX GP, L.P.
Its: General Partner

By: Oaktree Opportunities Fund IX GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND IX GP, L.P.

By: Oaktree Opportunities Fund IX GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND IX GP LTD.

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE FUND GP, LLC

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE HUNTINGTON INVESTMENT FUND II, L.P. – CLASS C
OAKTREE HUNTINGTON INVESTMENT FUND II, L.P.

By: Oaktree Huntington Investment Fund II, GP.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE HUNTINGTON INVESTMENT FUND II GP, L.P.
OAKTREE OPPORTUNITIES FUND VIIIB DELAWARE, L.P.
OAKTREE OPPORTUNITIES FUND X HOLDINGS (DELAWARE), L.P.

OAKTREE OPPORTUNITIES FUND XB HOLDINGS (DELAWARE), L.P.

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE CAPITAL MANAGEMENT GP, LLC

By: Atlas OCM Holdings, LLC.
Its: Managing Member

By: Oaktree New Holdings, LLC
Its: Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

ATLAS OCM HOLDINGS, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OCM HOLDINGS I, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.
4	Joint Filing Agreement

EXHIBIT 4

JOINT FILING AGREEMENT

We, the signatories of the Amendment No. 6 to Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Dated: February 13, 2024

BROOKFIELD CORPORATION
	By:	/s/ Swati Mandava

	Name:	Swati Mandava
	Title:	Managing Director

BROOKFIELD CANADA ADVISER, LP

By: Brookfield Private Funds Holdings Inc., its general partner:

	By:	/s/ Kathy Sarpash

	Name:	Kathy Sarpash
	Title:	Managing Director

BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER (CANADA), L.P.

By: Brookfield Private Funds Holdings Inc., its general partner:

	By:	/s/ Kathy Sarpash

	Name:	Kathy Sarpash
	Title:	Managing Directpr

BAM PARTNERS TRUST

	By:	/s/ Kathy Sarpash

	Name:	Kathy Sarpash
	Title:	Authorized Signatory

BROOKFIELD PRIVATE EQUITY HOLDINGS LLC

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

TITAN CO-INVESTMENT GP, LLC

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

BROOKFIELD TITAN HOLDINGS LP

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

BCP TITAN MARGIN AGGREGATOR, L.P.

By: Titan Margin Investment GP LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

TITAN MARGIN INVESTMENT GP LLC

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

TITAN CO-INVESTMENT-AC, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

TITAN CO-INVESTMENT-FN, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

TITAN CO-INVESTMENT-ICG, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

TITAN CO-INVESTMENT-LB, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

TITAN CO-INVESTMENT-RBS, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett

Name:	Rachel Arnett
Title:	Vice President

BCP TITAN SUB AGGREGATOR, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Rachel Arnett
Name:	Rachel Arnett
Title:	Vice President

BROOKFIELD US INC.

By:	/s/ Kathy Sarpash

Name:	Kathy Sarpash
Title:	Secretary

BROOKFIELD PRIVATE FUNDS HOLDINGS INC.

By:	/s/ Kathy Sarpash

Name:	Kathy Sarpash
Title:	Managing Director

BROOKFIELD HOLDINGS CANADA INC.

By:	/s/ Kathy Sarpash

Name:	Kathy Sarpash
Title:	Managing Director and Secretary

BROOKFIELD PRIVATE EQUITY INC.

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Director

BROOKFIELD PRIVATE EQUITY DIRECT INVESTMENTS HOLDINGS LP

By: Brookfield Private Equity Inc., its general partner:

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Director

BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Director

BROOKFIELD PRIVATE EQUITY GROUP HOLDINGS LP

By: Brookfield Private Equity Inc., its general partner:

By:	/s/ A.J. Silber

Name:	A.J. Silber
Title:	Director

OAKTREE CAPITAL MANAGEMENT, LP

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND IX, L.P.
OAKTREE OPPORTUNITIES FUND (PARALLEL 2), L.P.

By: Oaktree Opportunities Fund IX GP, L.P.
Its: General Partner

By: Oaktree Opportunities Fund IX GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND IX GP, L.P.

By: Oaktree Opportunities Fund IX GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND IX GP LTD.

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE FUND GP, LLC

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE HUNTINGTON INVESTMENT FUND II, L.P. – CLASS C
OAKTREE HUNTINGTON INVESTMENT FUND II, L.P.

By: Oaktree Huntington Investment Fund II, GP.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE HUNTINGTON INVESTMENT FUND II GP, L.P.
OAKTREE OPPORTUNITIES FUND VIIIB DELAWARE, L.P.
OAKTREE OPPORTUNITIES FUND X HOLDINGS (DELAWARE), L.P.
OAKTREE OPPORTUNITIES FUND XB HOLDINGS (DELAWARE), L.P.

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE CAPITAL MANAGEMENT GP, LLC

By: Atlas OCM Holdings, LLC.
Its: Managing Member

By: Oaktree New Holdings, LLC
Its: Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

ATLAS OCM HOLDINGS, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OCM HOLDINGS I, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President